Exhibit 99.1

Contact:	Anne Pace
508-293-7932
pace_anne@emc.com

FOR	IMMEDIATE RELEASE

EMC TO REDEEM $125 MILLION

SENIOR CONVERTIBLE NOTES

HOPKINTON, Mass. – February 27, 2006 – EMC Corporation (NYSE:EMC), the world leader in information management and storage, today announced that it intends to redeem the $125 million 4.5% Senior Convertible Notes due April 1, 2007 it assumed in connection with the acquisition of Documentum, Inc. in December 2003. The notes will be redeemed on or after April 3, 2006 at a price equal to 100.9% of the face value of the notes, plus accrued but unpaid interest.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.